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                                 Exhibit 10.26


                                 August 1, 1996


Howard E. Greene, Jr.
P.O. Box
Rancho Santa Fe, CA  92067

         Re:     Employment Agreement

Dear Ted:

        This letter agreement ("Agreement") is written to confirm the conditions of your new employment arrangement with Amylin Pharmaceuticals, Inc.

         1. Term of Employment. This Agreement shall commence as of September 1, 1996, and shall remain in effect until terminated by either you or Amylin. Either you or Amylin may terminate this Agreement, at any time, with or without cause.

         2. Duties. You will hold the position of Chairman of the Board of Amylin. You will faithfully and diligently perform the duties customarily performed by persons in this position, together with such other reasonable and appropriate duties as Amylin may designate from time to time. These duties will include:

         - assisting in maintaining Amylin's entrepreneurial spirit, while helping it continue to grow and to become the world's leading metabolic research and development organization;

         - assisting in establishing a long term technical vision, and in maximizing the value of Amylin's technical assets and opportunities;

         -   serving as a member of the Amylin/Johnson & Johnson Steering
             Committee;

         - advising Amylin on financing matters, including interfacing with Wall Street and the investment banking community, and assisting in defining Amylin's ongoing communication strategy with the investment community.

         3. Part Time Employment. Your employment with Amylin will be part time, requiring approximately ten (10) working days per month.


         4. Compensation. As compensation for the performance of your duties under this Agreement, you will be paid a salary of $157,500 per year, less applicable withholding. You will be paid on the same paydays as other Amylin employees.
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         5.      Stock Options.  You currently have three stock option
         agreements with Amylin that have unvested options. They are grant numbers 000211, 000383, and 001466, dated March 15, 1993, April 11,
         1994 and February 8, 1996. Those stock option agreements will be amended, as part of this Agreement, such that you will vest at one half the rate now set out in those agreements for the duration of this Agreement. You will be solely responsible for any and all tax and other consequences associated with those options and the foregoing amendments.

         6. Proprietary Information Agreement. You have previously executed a Proprietary Information and Inventions Agreement. This agreement shall remain in full force and effect during the terms of this Agreement, and certain terms of the Proprietary Information Agreement shall remain in effect after the expiration of this Agreement, as set forth in the Proprietary Information and Inventions Agreement.

         7. Employee Benefits. You will be allowed to participate in the employee benefits plans offered by Amylin to its part time employees, provided you pay the applicable contributions for a part time employee in order to participate in such plans. In addition, you will be allowed to continue your current medical and dental benefits by paying the appropriate contribution, currently identical to the amount you paid while you were a full-time employee. All other benefits available to full-time employees will cease as of July 12, 1996.

         8. Annual Review of Duties and Compensation. The Amylin Compensation Committee will review your duties and compensation on an annual basis, and will propose changes in your duties and compensation, as may be determined to be appropriate.

Please indicate your acceptance of this Agreement by dating and signing below and returning an executed copy of this Agreement to me.

                                         Sincerely,

                                         /s/ Bradford J. Duft

                                         Bradford J. Duft
                                         Vice President and General Counsel


I accept employment with Amylin pursuant to the terms set forth in this Agreement.



Dated:  October 2, 1996                    /s/ Howard E. Greene, Jr.
                                           Howard E. Greene, Jr.







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